UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 9, 2010

PUBLIC MEDIA WORKS, INC.

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-29901	98-0020849
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

10250 Constellation Blvd., Suite 2300

Los Angeles, California, 90067

(Address of principal executive offices)

(310) 358-3213

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Public Media Works, Inc. (the “Company”) entered into an Investor Relations Consulting Agreement dated March 12, 2010 (the “Investor Relations Agreement”) with Capital Group Communications (“CGC”) for the provision of investor relations services for the Company. The Investor Relations Agreement is for a term of one (1) year (unless earlier terminated) and provides for the Company’s issuance of 600,000 shares of restricted common stock in compensation for the term.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective March 9, 2010, Cyle Wehba resigned from the Board of Directors of the Company. Mr. Wehba’s resignation was not due to any disagreements with the Company known to an executive officer of the Company.

ITEM 8.01	OTHER EVENTS

Effective March 12, 2010, the Company entered into a non-binding Letter of Intent with EntertainmentXpress, Inc. (“EntXpress”) for the parties’ negotiation of a definitive agreement for the Company’s acquisition of EntXpress. The Letter of Intent provides that the parties shall negotiate exclusively with one another through May 1, 2010. The parties anticipate any resulting acquisition would close by May 1, 2010. Upon completion of an acquisition, EntXpress would be operated as a wholly-owned subsidiary of the Company. The completion of the acquisition is subject to the negotiation and execution of a definitive acquisition agreement and the completion of the audit of EntXpress, and the Company cannot provide any assurances that such an acquisition will be completed, or if completed, the timing of such completion.

EntXpress plans to roll out a network of conveniently located, self-service, kiosks which deliver demographically relevant digital media content to consumers. EntXpress’ core media distribution business model comprises the rental and sales of DVDs, games, music, and other items through kiosks located in quick-serve food locations, grocery stores and other high-traffic, public venues. EntXpress plans to offer a fully integrated solution for in-store advertising and kiosks pre-designed to be media filling stations to digital storage devices are features intended to differentiate us in the marketplace. EntXpress was formed in December 2009 and has a limited operating history as of the date of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC MEDIA WORKS, INC.

Dated: March 15, 2010	By:	/s/ Steven J. Davis
Steven J. Davis Corporate Secretary